Exhibit 99.2(a)(5)



                            MUNIENHANCED FUND, INC.
                        Articles Supplementary creating

               three series of Auction Market Preferred Stock/R/

     MUNIENHANCED FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the "Corporation"), certifies to the Maryland State Department of Assessments and Taxation that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of its Charter, the Board of Directors has reclassified 4,500 authorized and unissued shares of common stock of the Corporation as additional preferred stock, of the Corporation and has authorized the issuance of preferred stock, par value $.10 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, to be designated Auction Market Preferred Stock.

     SECOND: The preferences, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of the shares of such preferred stock shall be identical to the 1,500 shares of Auction Market Preferred Stock previously classified and authorized by the Board of Directors pursuant to Articles Supplementary dated July 7, 1989 and filed on July 10, 1989 with the Maryland State Department of Assessments and Taxation, as amended by Articles of Amendment filed with the Maryland State Department of Assessments and Taxation on March 1, 1994. Accordingly, these Articles Supplementary hereby incorporate by reference such previously filed Articles Supplementary beginning with the section entitled "DESIGNATION" and continuing until the end of the final section entitled "Securities Depository; Stock Certificates," with the following exceptions:

     At page 2, in the section entitled "DESIGNATION," strike out the date "July 13, 1989" and insert in lieu thereof the date "December 1, 1994;" and strike out the number "500" and insert in lieu thereof the number "1,500";















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/R/ Registered trademark of Merrill Lynch & Merrill Lynch & Co., Inc.

     IN WITNESS WHEREOF, MUNIENHANCED FUND, INC. has caused these presents to be signed in its name and on its behalf by a duly authorized officer, and attested by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation, and state under the penalties of perjury that to the best of their knowledge, information and belief the matters and facts herein set forth with respect to approval are true in all material respects, all on November 30, 1994.

                                      MUNIENHANCED FUND, INC.

                                      By  /s/ Vincent R. Giordano
                                        ----------------------------------------
                                          Name:  Vincent R. Giordano
                                          Title:  Senior Vice President
Attest:

 /s/ Mark B. Goldfus
------------------------------------
Name:  Mark B. Goldfus
Its:  Secretary














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